Wilshire Bancorp, Inc.

2008 Stock Incentive Plan

Notice of Stock Option Grant

You have been granted the following option to purchase shares of the Common Stock of Wilshire Bancorp, Inc. (the “Company”):

Name of Optionee:	_______________
Total Number of Shares:	_______________
Type of Option:	_______________
Exercise Price Per Share:	_______________
Date of Grant:	_______________
Vesting Commencement	_______________
Date:

Vesting Schedule:
This option becomes exercisable with respect to __________% of the Shares on the Vesting Commencement Date. Thereafter, this option becomes exercisable with respect to an additional ______% of the Shares subject to this option on each anniversary of the Date of Grant.

Expiration Date:	The last business day prior to _____________. This option expires earlier if your Service terminates earlier, as described in the Stock Option Agreement.

You and the Company agree that this option is granted under and governed by the terms and conditions of this Notice of Stock Option Grant (the “Notice”), the 2008 Stock Incentive Plan (the “Plan”), and the Stock Option Agreement. The Plan and Stock Option Agreement are both attached to and made an integral part of this Notice.

You further agree that the Company may deliver by email all documents relating to the Plan or this option and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify you by email.

Optionee:	Wilshire Bancorp, Inc.

Joanne Kim, President & CEO

Wilshire Bancorp, Inc.

2008 Stock Incentive Plan

Stock Option Agreement

Tax Treatment	This option is intended to be an incentive stock option under section 422 of the Internal Revenue Code or a nonstatutory stock option, as provided in the Notice of Stock Option Grant.
Vesting
This option becomes exercisable in installments, as shown in the Notice of Stock Option Grant. In addition, this option becomes exercisable in full if either of the following events occurs:
•  Your Service terminates because of retirement at or after age 65, total and permanent disability, or death, or
•  The Company is subject to a “Change in Control” (as defined in the Plan) before your Service terminates, and you are subject to an “Involuntary Termination” (as defined in the Plan) within 12 months after the Change in Control.
This option will in no event become exercisable for additional shares after your Service has terminated for any reason.

Term
This option expires in any event at the close of business at Company headquarters on the last business day before the 5th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your Service terminates, as described below.)

Regular Termination
If your Service terminates for any reason except involuntary termination for cause, death or total and permanent disability, then this option will expire at the close of business at Company headquarters on the last business day prior to the date that is three months after your termination date. The Company determines when your Service terminates for this purpose.

Involuntary Termination for Cause
If your Service is involuntary terminated by the Company for cause, then this option will expire immediately. For the purposes of this Agreement, “for cause” shall mean shall mean termination as a result of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or any final cease-and-desist order, or material breach of any provision of your employment agreement (if any).

Death	If you die before your Service terminates, then this option will expire at the close of business at Company headquarters on the last business day prior to the date 12 months after the date of death.
Disability
If your Service terminates because of your total and permanent disability, then this option will expire at the close of business at Company headquarters on the last business date that is prior to the date 12 months after your termination date.

For all purposes under this Agreement, “total and permanent disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Leaves of Absence and Part-Time Work
For purposes of this option, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Restrictions on Exercise
The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation. Any exercise of this option in violation of any law or regulation may be deemed invalid or ineffective by the Company, in its sole discretion.

Notice of Exercise
When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered and be accompanied by payment or provision for payment as described below. The notice will be effective when the Company receives it.

If someone else wants to exercise this option after your death, that person must prove to the Company's satisfaction that he or she is entitled to do so.
Form of Payment
When you submit your notice of exercise, you must include payment of the option exercise price for the shares that you are purchasing. Payment may be made in one (or a combination of two or more) of the following forms:
•  Your personal check, a cashier’s check or a money order.
•  Certificates for shares of Company stock that you own, along with any forms needed to effect a transfer of those shares to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price. Instead of surrendering shares of Company stock, you may attest to the ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the option shares issued to you. However, you may not surrender, or attest to the ownership of, shares of Company stock in payment of the exercise price if your action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this option for financial reporting purposes.

•  Irrevocable directions to a securities broker approved by the Company to sell all or part of your option shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given by signing a special “Notice of Exercise” form provided by the Company.

Withholding Taxes and Stock Withholding
You will not be allowed to exercise this option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise. With the Company’s consent, these arrangements may include withholding shares of Company stock that otherwise would be issued to you when you exercise this option. The value of these shares, determined as of the effective date of the option exercise, will be applied to the withholding taxes.

Restrictions on Resale
You agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option
Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or a beneficiary designation.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your option in any other way.

Retention Rights
Your option or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Shareholder Rights
You, or your estate or heirs, have no rights as a shareholder of the Company until you have exercised this option by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.
Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California (without regard to their choice-of-law provisions).
The Plan and Other Agreements
The text of the Plan is incorporated in this Agreement by reference.
This Agreement, the Notice and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement between the parties.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.